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                                                                    Exhibit 99.1

                                Investor Contact: Steve Zenker
                                                  (239) 498-8066
                                                  stevezenker@wcicommunities.com

                                Media Contact:    Ken Plonski
                                                  (239) 498-8691
                                                  kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE
---------------------

                 WCI Reports Record Quarterly Orders and Backlog
               Dollar value of orders rises 91.6% over prior year

Bonita Springs, FL (Apr. 15, 2004) - WCI Communities, Inc. (NYSE: WCI), named America's Best Builder 2004 by the National Association of Home Builders and Builder Magazine, today announced record new orders and backlog for its first quarter ended March 31, 2004.

During the quarter, the value of new orders rose to $458.9 million, a 91.6% increase from the $239.5 million recorded in the same period a year ago. Unit orders for the quarter totaled 809, an increase of 80.2% from the 449 units recorded in the year earlier period.

Record backlog at the end of the quarter stood at $1.2 billion, reflecting a 54.7% increase over the quarter ending March 31, 2003.


                                            Preliminary Results

                                            Three Months Ended
                                            3/31/04      3/31/03
                                            -------      -------
Homebuilding:
New contract value (000)                    $458,944      $239,535
Net new contracts                                809           449
Average price (000)                             $567          $533

Revenues (000)                              $217,099      $187,588

   Traditional Homebuilding:
      New contract value (000)              $251,686      $180,201
      Net new contracts                          657           396
      Average price (000)                       $383          $455

     Revenues (000)                          $76,387       $66,867
     Lot sales (000)                          $2,047          $216
     Closings                                    195           193












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   Tower Homebuilding:
      New contract value (000)              $207,258       $59,334
      Net new contracts                          152            53
      Average price (000)                     $1,364        $1,120

      Revenues (000)                        $138,665      $120,505



                                                              Backlog Data
                                   ------------------------------------------------------------------
                                                     3/31/04                          3/31/03
                                                     -------                          -------
                                          Dollars (000)       Units        Dollars (000)        Units
Homebuilding                                  $1,192,272                         $770,534
   Traditional Homebuilding                     $611,665      1,344              $453,544       1,072
   Tower Homebuilding                           $580,607                         $316,990



About WCI
---------
         Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second-home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 549 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 30-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues


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and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                       ###


      For more information about WCI and its residential communities visit
                             www.wcicommunities.com















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